Exhibit 5.1

August 4, 2004

POZEN Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, NC 27517

Ladies and Gentlemen:

We have acted as counsel to POZEN Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) that is to be filed pursuant to the Securities Act of 1933, as amended (the “Act”), and relates to 2,500,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”). The Shares covered by the Registration Statement will be issued pursuant to the POZEN Inc. 2000 Equity Compensation Plan, as amended and restated effective June 22, 2004 (the “Plan”).

We have examined the Registration Statement and such corporate records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that, when issued and delivered in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP